STOCK PURCHASE AGREEMENT

This Purchase Agreement (the "Agreement") is made and entered into as of the 21st day of August, 2012, by and between AVRA Surgical Robotics, Inc., a Delaware corporation ("AVRA"), and HeartWare, Inc., a Delaware corporation ("HeartWare"). HeartWare and AVRA are sometimes referred to herein as the "Parties."

RECITALS

A.	AVRA is in the business of designing, developing, manufacturing and marketing robotics for medical and other applications.

B.	HeartWare is in the business of designing, manufacturing and marketing medical devices.

C.	To facilitate the development and marketing of robotic devices, HeartWare wishes to make an investment in AVRA, and AVRA wishes to accept such investment and issue equity therefor, on the terms and subject to the conditions set forth in this Agreement.

ACCORDINGLY, HeartWare and AVRA hereby set forth their agreement as follows:

AGREEMENT

Article 1.	Definitions.

1.1.	"Accredited Investor" has the definition set forth in Regulation D promulgated by the Securities and Exchange Commission.

1.2.	"Affiliate" means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person. For the purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

1.3.	"Agreement" means this Stock Purchase Agreement, as it may be duly supplemented or amended by the parties hereto.

1.5.	"Company Intellectual Property" means all Intellectual Property owned or used by or licensed to AVRA or the Subsidiaries (whether exclusively, non-exclusively, jointly with another party or otherwise).

1.6.	"Company Products" means any and all robotic devices, prototypes, equipment, tools or techniques for medical or other applications, including any and all devices, prototypes, equipment, tools or techniques that are covered by the Company Intellectual Property.

1.4.	"Court Order" means any judgment, order, writ, award or decree of any United States federal, state or local, or any supra-national or non-U.S., court or tribunal and any award in any arbitration proceeding or any other Governmental Authority

1.7.	"Derivative Securities" means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.8.	"Governmental Authority" means any federal, state, local, or any non-U.S. government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

1.9.	"Intellectual Property" means (i) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications; patent applications and patents (including all divisions, continuations, continuations-in-part, reissues, reexaminations, extensions) and all rights therein and improvements thereto; (ii) trademarks and service marks; (iii) copyrights (registered or otherwise) in both published and unpublished works; (iv) computer software, including, without limitation, software code (in any form including source code and executable or object code), databases, data collections, user interfaces, operating systems and specifications, documentation and other materials related thereto; (v) trade secrets and confidential, technical and business reformation; and(vi) all product specifications, technical knowledge, procedures, formulae, confidential information, analytical methodology, designs, plans, processes, methods, and other proprietary information and know-how.

1.10.	"Laws" means any United States federal, state and local, and any non-U.S., laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority or common law.

1.11.	"Lien" means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

1.12.	"New Securities" means, collectively, equity securities of AVRA, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.13.	"Permitted Liens" means (i)mechanics', workmen's, warehousemen's, repairmen's and other like Liens arising in the ordinary course of business or deposits to obtain the release of such Liens; (ii) Liens for Taxes and other governmental charges and assessments which are not yet due and payable or are being contested in good faith; (iii) purchase money liens incurred in the ordinary course of business; and (iv) other Liens or imperfections on property which do not adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such Lien or imperfection.

1.14.	"Person" means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.15.	"Tax" or "Taxes" means (i) any federal, state, local or non-U.S. taxes, including net income, gross income, gross receipts, excise, property, sales, use, transfer, license, employment, payroll, withholding, franchise, alternative or add-on minimum, ad valorem, value-added, windfall profit, severance, production, stamp, environmental or any other tax or similar tax of any kind whatsoever imposed by any Governmental Authority, and further including any interest, penalties or additions to tax attributable to such assessments; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group.

Article 2.	Purchase of Shares.

2.1.	Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), AVRA will sell and issue to HeartWare 329,064 shares of AVRA Common Stock, $0.0001 par value per share ("Common Stock"), at a purchase price of $ 3.04 per share, for a total purchase price of One Million Dollars ($1,000,000.00) (the "HeartWare Shares"). The HeartWare Shares shall represent one percent (1%) of the fully diluted equity of AVRA as of the Closing Date. On the Closing Date, AVRA shall deliver to HeartWare a certificate representing the HeartWare Shares, free and clear of all Liens.

2.2.	The sale and issuance of the HeartWare Shares shall take place remotely via the exchange of documents and signatures on the date hereof (the "Closing, Date") or at such other time and place as HeartWare and AVRA mutually agree in writing.

2.3.	AVRA will use the proceeds from the sale of the HeartWare Shares for continued development of robotic technologies.

Article 3.	AVRA's Representations and Warranties. AVRA makes the following representations and warranties to HeartWare, except as disclosed by AVRA in the disclosure schedule attached as Exhibit A to this Agreement, dated as of the date of this Agreement and delivered by AVRA to HeartWare simultaneously herewith (which disclosure schedule shall contain specific references to the sections or subsections to which the disclosures contained therein relate and an item on such disclosure schedule shall be deemed to qualify only the particular sections or subsections specified for such item) (the "Disclosure Schedule").

3.1.	Organization; Authority. AVRA is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. AVRA has the requisite corporate power and authority to carry on its business as currently being conducted. AVRA, either directly or through a Subsidiary, is duly licensed or qualified to do business as a foreign corporation and is in good standing under the Laws of each other jurisdiction in which the character or ownership of its or its Subsidiary’s properties or in which the transaction or character of its or its Subsidiary’s business makes such qualification necessary, except where the failure to be so licensed or qualified or in good standing would not be material or have an adverse effect on AVRA or its business or operations as currently conducted. Attached hereto as Exhibits B and C are true and correct copies of AVRA's Certificate of Incorporation and Bylaws as amended in effect on the date hereof (AVRA's "Charter Documents"). AVRA is not in violation of any provision of AVRA's Charter Documents. No amendment to any of AVRA's Charter Documents has been approved or proposed since their adoption in the form attached hereto.

3.2.	Subsidiaries. AVRA has no subsidiaries other than as set forth on the Disclosure Schedule (a "Subsidiary"). Each Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, has the requisite corporate power and authority to carry on its business as currently being conducted, is duly licensed or qualified to do business and is in good standing under the Laws of each other jurisdiction in which the character or ownership of its properties or in which the transaction or character of its business makes such qualification necessary, except where the failure to be so licensed or qualified or in good standing would not be material or have an adverse effect on its business or operations as currently conducted.

3.3.	Capitalization.

(a)	The authorized capital stock of AVRA consists of one hundred (100) million shares of Common Stock and ten million (10) shares of Preferred Stock, of which 31,339,754 shares of Common Stock are presently issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Laws. No shares of AVRA's Common Stock are, or at any time have been, subject to a right of repurchase. The authorized and issued shares of Common Stock, including the shares issued pursuant to this Agreement, are not subject to preemptive rights created by statute, AVRA's Charter Documents, or any agreement to which AVRA is a party or by which AVRA is bound. Except as stated in Exhibit A, AVRA has no other capital stock authorized, issued or outstanding. Section 3.3(a) of the Disclosure Schedule sets forth the capitalization of AVRA immediately following the Closing Date including the number of shares of issued and outstanding Common Stock and the holders of more than five percent thereof.

(b)	Except as stated in Exhibit A, AVRA has not issued and does not have outstanding any subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of the Common Stock or any other class or securities of capital stock, and is not a party to or bound by any contract (other than this Agreement) providing for the purchase or acquisition of any shares of AVRA's Common Stock or any other class or securities or capital stock.

3.4.	No Conflict; Consents.

(a)	AVRA's execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, does not and will not (i) conflict with or violate any provision of AVRA's Charter Documents, (ii) conflict with in any material respect, result in a material breach of, constitute a material default under, result in the acceleration of any right under, create in any party the right to accelerate, terminate, modify or cancel, give rise to a material payment obligation under, require any notice, consent or waiver under, or result in the loss of any material benefit to which AVRA is entitled under, any material contract to which AVRA is a party or by which AVRA is bound, (iii) result in the creation or imposition of any Lien upon any of AVRA's assets, or (iv) violate in any material respect any Laws applicable to AVRA or any of its properties or assets. No consent, notice, waiver, approval, order or authorization of any governmental entities required by AVRA in connection with the execution and delivery of this Agreement.

3.5.	Financial Statements. AVRA will make available to HeartWare the following documents, all of which are available on the EDGAR database of the Securities of Exchange Commission for companies reporting under the Securities Exchange Act of 1934: (i) the [2011Audited Balance Sheet] of AVRA, together with all notes thereto; (ii) an unaudited balance sheet of AVRA as of June 30, 2012 (the "Balance Sheet Date"); which are collectively referred to herein as the "Financial Statements." Except as disclosed in the Financial Statements or on Section 3.5of the Disclosure Schedule, the Financial Statements have been prepared in accordance with the books and records of AVRA and generally accepted accounting principles, consistently applied throughout the periods involved ("GAAP") and fairly present, in all material respects, the financial condition and results of operations of AVRA and its Subsidiary, on a consolidated basis, as of the respective dates thereof and for the respective periods covered thereby. Except as set forth in the Financial Statements, AVRA has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date, (ii) obligations under contracts and commitments incurred in the ordinary course of business, and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a material adverse effect on the business of AVRA.

3.6	Litigation. There is no litigation, action, suit, proceeding, inquiry, claim, arbitration or investigation pending or, to the knowledge of AVRA, threatened (a) against AVRA, the Subsidiaries or any of their assets or property or any of their directors or officers in their capacities as such or (b) relating to, affecting or arising in connection with this Agreement, or the transactions contemplated hereunder or thereunder. Neither AVRA nor the Subsidiaries is party to or subject to, nor are any assets of AVRA or the Affiliates subject to, the provisions of any Court Order or any settlement or similar agreement or written arrangement with ongoing obligations relating to a dispute (or the resolution of a dispute) with any Person.

3.7.	Rights of Registration and Voting Rights. Neither AVRA nor the Subsidiaries are under any current obligation to register under the Securities Act of 1933 any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. No stockholder of AVRA has entered into any agreements with respect to the voting of capital shares of AVRA. AVRA is a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”) and intends to take such action under the Securities Act of 1933 and the Exchange Act to register its shares for issuance and trading customary for a public company.

3.8.	Taxes. There are no federal, state, county, local or foreign Taxes due and payable by AVRA or the Subsidiaries which have not been timely paid when due. There are no accrued and unpaid federal, state, country, local or foreign Taxes of AVRA or the Subsidiaries which are due, whether or not assessed or disputed. AVRA and the Subsidiaries have duly and timely filed all federal, state, county, local and foreign Tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year.

3.9.	Insurance. AVRA intends to have in full force and effect directors and officers’ insurance policies with extended coverage within thirty days of the date of this Agreement. In AVRA’s opinion, the coverage will be sufficient in amount (subject to reasonable deductions) to defend and indemnify its directors and officers for actions taken on behalf of AVRA or the Subsidiaries.

3.10.	Employee Agreements. Each current and former employee, consultant and officer of AVRA and the Subsidiaries have executed an agreement with AVRA or the Subsidiaries, as applicable, regarding confidentiality, proprietary information and assignment of inventions (the "Confidential Information Agreements"). .

3.10.	Intellectual Property. Control of AVRA was recently acquired by Granite Investor Group, Inc., a Delaware corporation, and was converted from a reporting shell company to an operating company in the business of designing, developing, manufacturing and marketing robotics for medical and other applications. AVRA is in the process of acquiring, directly or through subsidiaries, Company Intellectual Property. With respect to such Company Intellectual Property that AVRA presently owns:

(a)	Neither AVRA nor the Subsidiaries is in breach of, and each has complied in all material respects with, all terms of, any license, agreement or other contract relating to Company Intellectual Property. Neither AVRA nor the Subsidiaries has received any notice of breach of any license or other agreement relating to Company Intellectual Property. To the extent Patents are sublicensed to AVRA or the Subsidiaries by a third Person, AVRA's or the Subsidiaries' sublicensed rights continue in full force and effect if the principal third Person license terminates for any reason.

(b)	AVRA or the Subsidiaries exclusively or non-exclusively, as the case may be, owns or licenses all right, title and interest to and under Company Intellectual Property identified on the Disclosure Schedule, free and clear of any Liens, except Permitted Liens. All documents and instruments necessary to perfect the ownership rights of AVRA or the Subsidiaries in Company Intellectual Property identified on the Disclosure Schedule have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Authority. AVRA and the Subsidiaries have taken all commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of and otherwise protect and enforce their respective rights in all proprietary information that AVRA and the Subsidiaries hold, or purport to hold, as a trade secret, and AVRA and the Subsidiaries have good title to and an absolute right to use the trade secrets included in the Company Intellectual Property.

(c)	AVRA or the Subsidiaries have Intellectual Property rights sufficient for it to conduct its current business activities. To the best of its knowledge, neither AVRA nor the Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property right of any other Person, and neither AVRA nor the Subsidiaries has received any claims nor are any claims threatened or, to the best of its knowledge, do valid grounds exist for any such claim.

3.12.	Compliance with Laws and Regulatory Matters. AVRA has complied, in all material respects, with all Laws and guidance (including, without limitation, current governmental regulations concerning good laboratory practices, good clinical practices and good manufacturing practices) applicable to the development activities for Company.

3.13.	Advisors and Brokers. AVRA has not incurred and will not incur, directly or indirectly, any investment banking or "finders" fees or any other fees related to business or advisory services in connection with the transactions contemplated by this Agreement.

3.14.	Disclosure. No representation or warranty of AVRA contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to HeartWare at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

Article 4.	Heart Ware's Representations and Warranties.

4.1.	Organization; Authority. HeartWare is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. HeartWare has the requisite corporate power and authority to carry on its business as currently being conducted. HeartWare is not in violation of any provision of its certificate of incorporation or bylaws

4.2.	Conflicts. HeartWare's execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and thereby, does not and will not (i) conflict with or violate any provision of its certificate of incorporation or bylaw, (ii) conflict with in any material respect, result in a material breach of, constitute a material default under, result in the acceleration of any right under, create in any party the right to accelerate, terminate, modify or cancel, give rise to a material payment obligation under, require any notice, consent or waiver under, or result in the loss of any material benefit to which HeartWare is entitled under, any material contract to which HeartWare is a party or by which HeartWare is bound, (iii) result in the creation or imposition of any Lien upon any of HeartWare's assets, or (iv) violate in any material respect any Laws applicable to HeartWare or any of its properties or assets. No consent, notice, waiver, approval, order or authorization of any governmental entities required by HeartWare in connection with the execution and delivery of this Agreement.

4.3.	Restricted Securities. HeartWare is purchasing the HeartWare Shares for its own account as an investment, and has no present plan to sell or transfer any of the shares. HeartWare understands that neither this Agreement nor any of the material to which HeartWare has had access in connection with the entry into this Agreement has been filed with or reviewed by the Securities and Exchange Commission or with the Attorney General, Securities Commissioner or comparable regulatory authority of any state.

4.4.	Accredited Investor. HeartWare has been granted the opportunity to ask questions of representatives of AVRA concerning the terms and conditions of this investment and AVRA's present and proposed businesses. HeartWare understands that the shares to be issued pursuant to this Agreement are offered and sold to HeartWare under the exemption from registration available for private offerings under Section 4(2) of the Securities Act of 1933, as amended. HeartWare represents that it is purchasing the Common Stock and the Warrant for investment and not with a view to any public distribution thereof. HeartWare is an "Accredited Investor" as that term is defined in Regulation D promulgated by the Securities and Exchange Commission.

4.5.	Advisors and Brokers. HeartWare has not incurred and will not incur, directly or indirectly, any investment banking or "finders" fees or any other fees related to business or advisory services in connection with the transactions contemplated by this Agreement.

Article 5.	Confidentiality Agreement.

5.1.	Attached as Exhibit D is a copy of the parties' Non-Disclosure Agreements dated August 10, 2012. The parties incorporate by reference the terms of the Non-Disclosure Agreement as if fully set forth herein.

Article 6.	Dispute Resolution

6.1.	The Parties recognize that disputes as to certain matters may from time to time arise that relate to the Parties' rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 6 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

6.2.	With respect to all disputes arising between the Parties in under this Agreement, including any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve the dispute within thirty (30) days after the dispute is first identified by either Party in writing to the other, the Parties shall refer the dispute to the executive officers of the Parties for attempted resolution by good faith negotiations within thirty (30) days after such notice is received, including at least one (1) in-person meeting of the executive officers within twenty (20) days after notice is received.

6.3.	If the executive officers of the Parties are not able to resolve any dispute referred to them under Section 6.2 within such thirty (30) day period, then each Party shall have right to pursue any legal or equitable remedy available to it under applicable Laws, provided that any litigation arising under this Agreement shall be brought in a state or federal court located in State of Delaware. Each Party hereby agrees to the exclusive jurisdiction of such courts and waives any objections as to the personal jurisdiction or venue of such courts.

Article 7.	Miscellaneous.

7.1.	This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, excluding the Non-Disclosure Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the date hereof, by the other Party of its obligations under the Non-Disclosure Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

7.2.	Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 8.2, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or when sent, if by confirmed facsimile or a pdf document sent by confirmed email, or a reputable overnight courier service, or (b) five (5) business days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.

If to AVRA:	Barry F. Cohen, Chairman AVRA Surgical, Inc. 1209 Orange Street Wilmington, Delaware 19801 Fax: 302-655-5049

With a copy to:	Jared B. Stamell, Esq. Stamell & Schager, LLP One Liberty Plaza, 35th Floor New York, New York 10006-1404 Fax: 212-566-4061

If to HeartWare:	HeartWare, Inc. 205 Newbury Street Framingham, Massachusetts 01701 Attn: Chief Executive Officer Fax: 508-739-0948

With a copy to:	HeartWare, Inc. 205 Newbury Street Framingham, Massachusetts 01701 Attn: General Counsel Fax: 508-739-0948

7.3.	This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. Any headings in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word "or" is used in the inclusive sense (and/or). The term "including" as used herein means including, without limiting the generality of any description preceding such term.

7.4.	The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.5.	Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

7.6.	If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

7.7.	Any delay in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

7.8.	Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

7.9.	This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the Laws of the State of Delaware, without giving effect to any choice of law principles that would require the application of the laws of a different state.

7.10.	This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized officers as of the date first written above.

HEARTWARE, INC.		AVRA SURGICAL ROBOTICS, INC.

By:	/s/ Doug Godshall	By	/s/ Jared B. Stamell

Name:	Doug Godshall	Name	JARED B. STAMELL

Title:	President/CEO	Title	VICE PRESIDENT & GENERAL COUNSEL

Exhibits:

Exhibit A:	Disclosure Schedule

Exhibit B:	AVRA Certificate of Incorporation

Exhibit C:	AVRA Bylaws

Exhibit D:	Non-Disclosure Agreements dated August 10, 2010

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